Exhibit 28(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Realty Capital Income Funds Trust and to the use of our report dated May 30, 2014 on the financial statements and financial highlights of AR Capital Real Estate Income Fund, a series of shares of beneficial interest of Realty Capital Income Funds Trust.  Such financial statements and financial highlights appear in the March 31, 2014 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

July 29, 2014